Exhibit 99.1

Sharps Technology Becomes SkyAI, Inc. with New Ticker Symbol “SKYA”; Establishing Category-defining Agentic Finance Platform Serving Global South

●	Rebrand to SkyAI, Inc. to reflect evolution of the business to build a global agentic finance platform

●	Opened operational headquarters in Hong Kong, a global hub for financial technology innovation and a base for licensing and world-class talent

NEW YORK, May 27, 2026 (GLOBE NEWSWIRE) — Sharps Technology, Inc. (“STSS”) today announced a strategic evolution of its business model - now building an agentic finance platform serving the Global South. In connection with this expansion, the Company has rebranded as SkyAI, Inc. (“SkyAI” or the “Company”) and the Company expects its common stock will cease trading under the symbol “STSS” and will commence trading on the Nasdaq under the new ticker symbol “SKYA,” effective May 28, 2026.

The multi-phase buildout is already underway The Company has opened its headquarters for overseas operations in Hong Kong, a global hub for financial technology innovation. The Hong Kong office will be SkyAI’s operational center, where the Company will be securing relevant licensing as well as recruiting world-class engineering and business development talent. Underpinned by common law, free trade, and international standards, Hong Kong is often used as an anchor for international expansion and regional connectivity.

The Company sees a significant opportunity to build agentic finance infrastructure purpose-built for the Global South. The “Global South” broadly refers to developing and emerging-market countries across Asia, Latin America, and Africa, representing approximately 85%i of the world’s population. These regions encompass some of the world’s fastest-growing economies with young and rapidly expanding populations. The combination of high GDP growth and developing infrastructure has already produced some of the largest fintech companies globally - Tether, Ant Financial, Nubank, and Grab among them.

i https://www.weforum.org/stories/2023/07/what-s-in-a-name-for-the-global-south-it-depends-on-who-you-ask

Along with their significant potential, these jurisdictions face acute challenges; relatively weak banking infrastructure and domestic currencies which face double-digit inflation that steadily erodes purchasing power. There is clear demand for, yet lack of access to U.S. dollar-denominated savings and access to a robust banking system. This underscores the untapped value that providing an agentic finance platform for the Global South can unlock when approached correctly.

Proof of concept is the rapid adoption of stablecoins in the Global South, which has reached over 500 million usersii solely with blockchain rails, the basic infrastructure that allows money to move on-chain 24/7. On-chain value received in Asia-Pacific grew 69% year-over-year, Latin America 63%, and Sub-Saharan Africa 52%iii - making the Global South the fastest-growing region for digital asset adoption globally.

SkyAI is creating a category-defining product

“This is among the highest-conviction opportunities we have ever pursued,” said Alice Zhang, Chief Investment Officer of SkyAI. “We believe the convergence of stablecoin rails, agentic AI, and emerging markets represents a once-in-a-generation opportunity to bank the world’s unbanked billions of users and unlock previously inaccessible pools of capital amongst the fastest-growing populations on earth.”

SkyAI is building an agentic AI platform that incorporates financial literacy education into the Company’s go-to-market, helping the world’s unbanked population unlock capital and transform their assets into financial empowerment.

The platform will leverage Solana, the world’s most used public blockchain, which connects a multitude of assets and markets within one network. AI can then aggregate and organize on-chain data to uncover actionable insights previously inaccessible to average users.

“Solana is the fastest and lowest-cost blockchain in the world - which is exactly why it is such a powerful treasury asset for us,” said Paul Danner, Executive Chairman of SkyAI. “Building our agentic finance platform on Solana is the next strategic step: that’s how we will put the treasury to work and create long-term shareholder value.”

The development of SkyAI’s agentic finance platform is led by veteran entrepreneurs including Ms. Zhang, who has deep experience scaling businesses across the Global South over the last decade. Zhang co-founded Jambo Technology - the most distributed Web3 mobile infrastructure bringing emerging markets on-chain, now reaching users in 100+ countries and built on Solana. Zhang led Jambo’s team to recognize this opportunity early, built the technical capabilities to serve it, and captured meaningful share across Asia, Latin America, and Africa. SkyAI is bringing the same approach to agentic finance - a market the team believes represents an even larger opportunity to serve emerging market users at scale.

More to follow

Further announcements will follow in the coming weeks, detailing Management’s vision and how SkyAI will deliver value for shareholders.

ii https://cryptobriefing.com/tether-usdt-500-million-users/

iii https://www.chainalysis.com/blog/2025-global-crypto-adoption-index/

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this release other than statements of historical fact are forward-looking statements, including statements regarding the Company’s rebranding, its strategy and product roadmap, the planned opening of overseas operations in Hong Kong, anticipated hiring, the execution of its Solana digital asset treasury strategy, and the potential opportunities such initiatives may create. Forward-looking statements are based on current expectations, assumptions, and beliefs, and involve risks and uncertainties that could cause actual results to differ materially.

These risks and uncertainties include, among others: the Company’s ability to successfully execute its AI technology strategy; volatility in the market price of SOL and other digital assets; changes in the regulatory or legal environment; competitive pressures; and general market, economic, and business conditions. Additional risks are described in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.

Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise these statements, whether as a result of new information, future developments, or otherwise, except as required by law.

About SkyAI

SkyAI, Inc. (Nasdaq: SKYA), formerly Sharps Technology, Inc., is building Agentic Finance for the Global South. The Company combines stablecoin rails with AI to deliver financial access, education, and actionable intelligence to the billions of underbanked users across Asia, Latin America, and Africa. For additional information, please visit www.theskyai.co.

Media Contact

Edelman SmithfieldSkyAI@edelmansmithfield.com